Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ROBINHOOD MARKETS, INC.
Robinhood Markets, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
1.    The name of the Corporation is Robinhood Markets, Inc. The Corporation was originally incorporated under the name Robinhood Markets, Inc. pursuant to the original Certificate of Incorporation of the Corporation (the “Original Certificate of Incorporation”), filed with the office of the Secretary of State of the State of Delaware on November 22, 2013;
2.    This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) and by the stockholders of the Corporation, in accordance with Sections 228, 242 and 245 of the DGCL; and
3.    This Amended and Restated Certificate of Incorporation amends and restates the Original Certificate of Incorporation of the Corporation to read in its entirety as follows:
ARTICLE I
NAME OF CORPORATION
The name of the Corporation is Robinhood Markets, Inc.
ARTICLE II
REGISTERED OFFICE; REGISTERED AGENT
The address of the registered office of the Corporation in the State of Delaware is 3500 South Dupont Highway, in the City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Incorporating Services, Ltd. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.
ARTICLE III
PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the DGCL.

ARTICLE IV
AUTHORIZED STOCK
The total number of shares of stock that the Corporation shall have authority to issue is 28,910,000,000 shares, consisting of (i) 28,700,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), 21,000,000,000 shares of which are designated Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”), 700,000,000 shares of which are designated Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), and 7,000,000,000 shares of which are designated as Class C Common Stock, par value $0.0001 per share (the “Class C Common Stock”), and (ii) 210,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).
Immediately upon the effectiveness of this Certificate of Incorporation for filing by the Secretary of State of the State of Delaware (the “Effective Time”), each share of the Corporation’s Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time, shall, automatically and without further action by any stockholder, be reclassified as, and shall become, one (1) share of Class A Common Stock. Any stock certificate that immediately prior to the Effective Time represented shares of the Corporation’s Common Stock shall from and after the Effective Time be deemed to represent shares of Class A Common Stock, without the need for surrender or exchange thereof.
ARTICLE V
COMMON STOCK
SECTION 5.01.    Voting Rights.
(a)    Common Stock.
(i)    Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one (1) vote for each share of Class A Common Stock held by such stockholder.
(ii)    Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to ten (10) votes for each share of Class B Common Stock held by such stockholder.
(iii)    Class C Common Stock. Except as required by applicable law, each holder of shares of Class C Common Stock will be entitled to no votes for each share of Class C Common Stock held by such stockholder.
(b)    General. Except as otherwise expressly provided in this Certificate of Incorporation or as required by applicable law, the holders of Class A Common Stock and Class B Common Stock will vote together and not as separate series or classes on all matters on which stockholders are entitled to vote to the exclusion of all other stockholders. Notwithstanding the foregoing, except as otherwise required by this Certificate of Incorporation or as required by applicable law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including, without limitation, any Preferred Stock Designation (as hereinafter defined)) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including, without limitation, any Preferred Stock Designation) or pursuant to the DGCL.
(c)    Vote To Increase or Decrease Authorized Shares of Common Stock. The number of authorized shares of Common Stock or any class or series thereof may be increased or decreased (but not below (i) the number of shares of Common Stock, or, in the case of a class or series of Common Stock, such class or series, then outstanding plus (ii) with respect to Class A Common Stock, the number of shares reserved for issuance pursuant to Section 5.08) by the affirmative vote of the holders of a majority of the voting power of the then-outstanding shares of Class A Common Stock and Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL; provided that the number of authorized shares of Class B Common Stock shall not be increased or decreased without the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of Class B Common Stock, voting separately as a class.
SECTION 5.02.    Identical Rights. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, shares of Common Stock shall have the same rights and powers, rank equally, share ratably and be identical in all respects as to all matters, including, without limitation:
(a)    Dividends or Distributions. Subject to the prior rights of holders of all classes and series of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Any dividends paid to the holders of shares of Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of any such class or series is approved by (i) in the case of such different treatment of Class A Common Stock or Class C Common Stock, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock or Class C Common Stock, as applicable, and (ii) in the case of such different treatment of Class B Common Stock, the affirmative vote of at least eighty percent (80%) of the outstanding shares of Class B Common Stock, in each case voting separately as a class. Notwithstanding the foregoing, in the event a dividend is paid in the form of shares of Common Stock, or rights to acquire, or securities convertible into or exchangeable for, such shares, then (i) holders of Class A Common Stock shall be entitled to receive shares of Class A Common Stock, or rights to acquire, or securities convertible into or exchangeable for, such shares, (ii) holders of Class B Common Stock shall be entitled to receive shares of Class B Common Stock, or rights to acquire, or securities convertible into or exchangeable for, such shares, and (iii) holders of Class C Common Stock, as applicable, shall be entitled to receive shares of Class C Common Stock, or rights to acquire, or securities convertible into or exchangeable for, such shares, as the case may be, in each case with the holders of the applicable shares receiving, on a per share basis, an identical number of shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, or rights to acquire, or securities convertible into or exchangeable for, such shares, as applicable.
(b)    Subdivision or Combination. If the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, Class B Common Stock or Class C Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner, unless different treatment of the shares of each such class is approved (i) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of Common Stock of the Corporation entitled to vote thereon and (ii) if the voting rights or economic rights of one class of Common Stock would be adversely affected by such subdivision or combination relative to the voting rights or economic rights of any other class of Common Stock, by (A) in the case of such adverse effect on Class A Common Stock or Class C Common Stock, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock or Class C Common Stock, as applicable, and (B) in the case of such adverse effect on Class B Common Stock, the affirmative vote of at least eighty percent (80%) of the outstanding shares of Class B Common Stock, in each case voting separately as a class.
(c)    Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, in connection with which assets are to be distributed to stockholders of the Corporation, subject to the rights of any Preferred Stock that may then be outstanding, the assets of the Corporation legally available for distribution to stockholders of the Corporation shall be distributed on an equal priority and ratably on a per-share basis to the holders of shares of Common Stock, unless different treatment of the shares of any such class or series is approved by (i) in the case of such different treatment of Class A Common Stock or Class C Common Stock, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock or Class C Common Stock, as applicable, and (ii) in the case of such different treatment of Class B Common Stock, the affirmative vote of at least eighty percent (80%) of the outstanding shares of Class B Common Stock, in each case voting separately as a class.
(d)    Merger or Consolidation. In the case of any merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders of the Corporation substantially similar to that resulting from a consolidation or merger, each share of Common Stock must be converted into the same securities, cash or other property (including, without limitation, the same rights to elect among different forms of consideration); provided, however, that (i) the foregoing shall not apply to any such merger, consolidation or other transaction in which each share of Common Stock remains outstanding as a share of the same class of Common Stock as existed prior to such transaction and is not converted into other securities, cash or other property, and (ii) shares of any class of Common Stock may be converted into, or the holders thereof may have the right to elect to receive, different securities in connection with such merger, consolidation or other transaction if (A) the only difference in the securities being issued to the holders of the Class A Common

Stock, Class B Common Stock and Class C Common Stock is that any securities distributed to the holder of a share of Class B Common Stock have ten (10) times the voting power of any securities distributed to the holder of a share of Class A Common Stock and that any securities distributed to the holder of a share of Class C Common Stock have no voting rights or power or (B) such merger, consolidation or other transaction is approved by (1) in the case of such different treatment of Class A Common Stock or Class C Common Stock, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock or Class C Common Stock, as applicable, and (2) in the case of such adverse treatment of Class B Common Stock, the affirmative vote of at least eighty percent (80%) of the outstanding shares of Class B Common Stock, in each case voting separately as a class.
SECTION 5.03.    Conversion of Class B Common Stock. The Class B Common Stock will be convertible into Class A Common Stock as follows:
(a)    Each share of Class B Common Stock will automatically, without any further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date.
(b)    With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically, without any further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock, as follows:
(i)    upon the affirmative written notice by such holder to the transfer agent of the Corporation (or to the Corporation if the Corporation serves as its own transfer agent) of such holder’s election to convert such share of Class B Common Stock or, if later, at the time or the happening of a future event specified in such written notice (which notice including such election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder);
(ii)    on the occurrence of a Transfer of such share of Class B Common Stock, other than a Permitted Transfer; and
(iii)    with respect to Class B Common Stock held by a holder who is a natural person, or a Permitted Transferee or Permitted Entity of such natural person, upon the date which is nine (9) months after the date of death or Disability of such natural person or such later date as may be approved by a majority of the Independent Directors then in office not to exceed a total period of eighteen (18) months after the date of death or Disability of such natural person; provided, however, that, notwithstanding anything to the contrary contained herein, to the extent any such shares of Class B Common Stock are held by a Founder or such Founder’s Permitted Entity or Permitted Transferee and (A) a person designated by such Founder and approved by a majority of the Independent Directors then in office or (B) the other Founder has or shares sole and exclusive Voting Control over such shares, then such shares of Class B Common Stock held by such Founder or such Founder’s Permitted Entity or Permitted Transferee shall be treated as held by such designated person or other Founder, as applicable, that has or shares sole and exclusive Voting Control over such shares for purposes of this Section 5.03(b)(iii) and shall not be converted into shares of Class A Common Stock as a result of the death or Disability of such Founder; provided, further, that in the event (1) such designated person or other Founder, as applicable, or (2) another person designated by such Founder, designated person or other Founder, as applicable, and approved in each case by a majority of the Independent Directors then in office no longer has or shares sole and exclusive Voting Control over such shares of Class B Common Stock, then each such share of Class B Common Stock shall automatically, without any further action by the Corporation or the holder of such shares of Class B Common Stock, be converted into one (1) fully paid and nonassessable share of Class A Common Stock.
(c)    No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued as shares of Class B Common Stock.
SECTION 5.04.    Class B Protective Provisions. After 11:59 p.m. Eastern Time on the Effective Date, and prior to the Final Conversion Date, the Corporation shall not, without the prior affirmative vote (either at a meeting or by written election) of the holders of at least eighty percent (80%) of the outstanding shares of Class B Common Stock, voting separately as a class, in addition to any other vote required by applicable law or this Certificate of Incorporation:
(a)    directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Certificate of Incorporation inconsistent with, or otherwise alter, any provision of this Certificate of Incorporation that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock;
(b)    reclassify any outstanding shares of Class A Common Stock or Class C Common Stock into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to have more than one (1) vote for each share thereof;
(c)    issue any additional shares of Class B Common Stock, except for the issuance of shares of Class B Common Stock issuable in respect of Rights outstanding immediately prior to the Effective Time, a dividend or other distribution payable in accordance with Section 5.02(a) or a subdivision or combination in accordance with Section 5.02(b); provided that, notwithstanding the foregoing, after the Final Conversion Date, the Corporation shall not issue any additional shares of Class B Common Stock; or
(d)    authorize, or issue any shares of, any new class or series of capital stock of the Corporation having the right to more than (1) vote for each share thereof.
SECTION 5.05.    Conversion of Class C Common Stock. Upon the conversion of all outstanding shares of Class B Common Stock into or for shares of Class A Common Stock, each outstanding share of Class C Common Stock shall automatically, without any further action by the Corporation or the holder thereof, convert into one (1) fully paid and nonassessable share of Class A Common Stock on the date or time fixed therefor by the Board of Directors (the “Class C Conversion Date”).
SECTION 5.06.    Policies and Procedures. The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock into Class A Common Stock, the conversion of the Class C Common Stock into Class A Common Stock and the general administration of this multi-class stock structure, including, without limitation, the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. A determination by the Corporation as to whether or not a Transfer has occurred and results in a conversion to Class A Common Stock shall be conclusive and binding.
SECTION 5.07.    Immediate Effect. In the event of and upon a conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Section 5.03 or Class C Common Stock into shares of Class A Common Stock pursuant to Section 5.05, such conversion shall be deemed to have been made, as applicable, (i) at the time that the Transfer of shares, death or Disability, as applicable, occurred (in the case of a conversion of Class B Common Stock to Class A Common Stock), immediately upon the Final Conversion Date (in the case of a conversion of Class B Common Stock to Class A Common Stock) or immediately upon the Class C Conversion Date (in the case of a conversion of Class C Common Stock to Class A Common Stock), or (ii) in the case of a conversion pursuant to Section 5.03(b)(i), (A) the date on which the transfer agent of the Corporation (or the Corporation if the Corporation serves as its own transfer agent) receives the notice described therein or (B) such later date specified in the notice described therein, subject in all cases to any transition periods specifically provided for in this Certificate of Incorporation. Upon any conversion of Class B Common Stock into Class A Common Stock or Class C Common Stock into Class A Common Stock in accordance with this Certificate of Incorporation, all rights of the holder of shares of Class B Common Stock or Class C Common Stock, as applicable, shall cease and the person or persons in whose names or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.
SECTION 5.08.    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock and the Class C Common Stock, as applicable, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock, as applicable; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, as applicable, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A

Common Stock into such number of shares as will be sufficient for such purpose. All shares of Class A Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and non-assessable shares. The Corporation shall take all such action as may be necessary to ensure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation.
ARTICLE VI
PREFERRED STOCK
SECTION 6.01.    Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Article VI) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and, by filing a certificate (a “Preferred Stock Designation”) pursuant to applicable law of the State of Delaware as it presently exists or may hereafter be amended, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors, with respect to each series of Preferred Stock, shall include, without limitation, determination of the following:
(a)    the designation of the series, which may be by distinguishing number, letter or title;
(b)    the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);
(c)    the amounts payable on and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;
(d)    the dates at which dividends, if any, shall be payable;
(e)    the redemption rights and price or prices, if any, for shares of the series and the times, form of payment and other terms and conditions of any such redemption;
(f)    the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(g)    the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;
(h)    whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;
(i)    restrictions on the issuance and re-issuance of shares of the same series or of any other class or series; and
(j)    the voting rights, if any, of the holders of shares of the series.
SECTION 6.02.    Vote to Increase or Decrease Authorized Shares of Preferred Stock. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote thereon, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation, irrespective of the provisions of Section 242(b)(2) of the DGCL, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.
ARTICLE VII
TERM
The term of existence of the Corporation shall be perpetual.
ARTICLE VIII
BOARD OF DIRECTORS
SECTION 8.01.    General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities expressly conferred upon the Board of Directors by this Certificate of Incorporation or the bylaws of the Corporation (as they may be amended from time to time, the “Bylaws”), the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by this Certificate of Incorporation or by the Bylaws required to be exercised or done by the stockholders.
SECTION 8.02.    Number of Directors. Except as otherwise fixed pursuant to the terms of any outstanding series of Preferred Stock, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if all vacancies or unfilled directorships were filled (the “Whole Board”).
SECTION 8.03.    Classes of Directors. Subject to the rights of the holders of any outstanding series of Preferred Stock to elect directors under specified circumstances, the directors serving on the Board of Directors shall be divided into three (3) classes as nearly equal in size as is reasonably practicable, hereby designated as Class I, Class II and Class III. The initial assignment of directors to each such class shall be made by the Board of Directors and may comprise members of the Board of Directors already in office. The first term of office of the Class I directors shall expire at the first annual meeting of stockholders following the Effective Date, the first term of office of the Class II directors shall expire at the second annual meeting of stockholders following the Effective Date and the first term of office of the Class III directors shall expire at the third annual meeting of stockholders following the Effective Date, with each director to hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. At the first annual meeting of stockholders following the Effective Date, the Class I directors shall be elected for a term of office to expire at the third annual meeting of stockholders following the Effective Date. At the second annual meeting of stockholders, the Class II directors shall be elected for a term of office to expire at the third annual meeting of stockholders following the Effective Date. Commencing with the third annual meeting of stockholders following the Effective Date and at all subsequent annual meetings of stockholders, the Board of Directors will no longer be classified under Section 141(d) of the DGCL and all directors shall be elected for a term of office to expire at the next succeeding annual meeting of stockholders. If the number of directors is changed after the initial assignment of directors made by the Board of Directors to each class, any increase or decrease in directorships shall be so apportioned among the classes as to maintain the number of directors in each class as nearly equal in number as is reasonably practicable, and any additional director of any class elected to fill a vacancy resulting from an increase in such class or from death, resignation, retirement, disqualification or removal from office or any other reason shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors have the effect of removing or shortening the term of any incumbent director.  If authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy or unfilled directorship on the Board of Directors, regardless of how such vacancy or unfilled directorship shall have been created.
SECTION 8.04.    Vacancies and Newly Created Directorships. Subject to applicable law and the rights of the holders of any outstanding series of Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other reason, shall be filled solely by the Board of Directors, acting by not less than a majority of the directors then in office, although less than a quorum, and in the event that there is only one director remaining in office, by such sole remaining director. Any director appointed to fill a vacancy or unfilled directorship on the Board of Directors will be appointed for a term expiring at the annual meeting of stockholders at which the term of office of the class for which such director has been appointed expires and until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office. No decrease in the number of directors shall shorten the term of any incumbent director.
SECTION 8.05.    Removal. Subject to the rights of holders of any outstanding series of Preferred Stock with respect to the removal of directors, any or all director(s) of the Corporation may be removed from office at any time by the stockholders, (i) until the third annual meeting of stockholders following the Effective Date or such other time as the Board of Directors is no longer classified under Section 141(d) of the DGCL, only for cause by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of all classes of capital stock entitled to vote in the election of directors, voting together as a single class (the “Voting Stock”), and (ii) from and including the third annual meeting of stockholders following the Effective Date or such other time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the Voting Stock.
SECTION 8.06.    Elections of Directors. Elections of directors need not be by written ballot unless the Bylaws shall so provide.
ARTICLE IX
STOCKHOLDER ACTIONS
SECTION 9.01.    Stockholder Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock with respect to such series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of the stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided that any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a class, may be effected by the written consent of such stockholders in lieu of a duly called annual or special meeting of stockholders of the Corporation.
SECTION 9.02.    No Cumulative Voting. No stockholder shall be entitled to exercise any right of cumulative voting.
ARTICLE X
AMENDMENTS TO BYLAWS
SECTION 10.01.    Board of Directors. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to adopt, amend, alter and repeal the Bylaws, subject to the power of the stockholders of the Corporation to alter or repeal the Bylaws under applicable law as it presently exists or may hereafter be amended. Any such adoption, amendment, alteration or repeal of any Bylaw shall require approval by a majority of the Whole Board.
SECTION 10.02.    Stockholders. The stockholders of the Corporation shall also have power to adopt, amend, alter and repeal the Bylaws at any special meeting of the stockholders of the Corporation if duly called for that purpose (provided that, in the notice of such special meeting, notice of such purpose shall be given), or at any annual meeting, by the affirmative vote of the holders of a majority of the voting power of the Voting Stock.
ARTICLE XI
DIRECTOR LIABILITY; INDEMNIFICATION
SECTION 11.01.    Director Liability. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment or modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL. Any repeal or modification of this Article XI shall not eliminate or reduce the effect of this Article XI in respect of any matter accruing or arising from the time prior to such repeal or modification.
SECTION 11.02.    Indemnification; Non-Exclusivity of Rights. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was (whether or not such person continues to serve in such capacity at the time any indemnification or advancement of expenses pursuant hereto is sought or at the time any Proceeding relating thereto exists or is brought), a director or officer of the Corporation or by reason of the fact that such person, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity (a “Covered Person”). The Corporation shall pay the reasonable expenses (including, without limitation, attorneys’ fees) incurred by any Covered Person in defending any Proceeding in advance of its final disposition, except where such Covered Person pleads guilty or nolo contendere in a criminal proceeding (excluding traffic violations and other minor offenses); provided, however, that the payment of such expenses shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Section 11.02. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Section 11.02 to Covered Persons. The rights to indemnification and to the advancement of expenses conferred in this Section 11.02 shall not be exclusive of any other right that any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws or any statute, agreement, vote of stockholders or disinterested directors or otherwise. Any repeal or modification of this Section 11.02 or any provision of the Bylaws relating to a right to indemnification or to advancement of expenses shall not adversely affect any rights to indemnification and to the advancement of expenses of a Covered Person or employee or agent of the Corporation accruing or arising from the time prior to such repeal or modification.
ARTICLE XII
FORUM AND VENUE
Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents; (iii) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to, or seeking to enforce any right, obligation or remedy under, any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended from time to time); (iv) any action or proceeding seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the Bylaws (as either may be amended from time to time); (v) any action or proceeding asserting a claim against the Corporation or any director or officer or other employee of the Corporation governed by the internal affairs doctrine; or (vi) any action or proceeding as to which the DGCL (as it may be amended from time to time) confers jurisdiction on the Court of Chancery of the State of Delaware; provided that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
Unless the Corporation (through approval of the Board of Directors) consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.
Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII.
If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable for any reason whatsoever, the validity, legality and enforceability of the remaining provisions of this Article XII shall not in any way be affected or impaired thereby.

ARTICLE XIII
AMENDMENTS
In furtherance and not in limitation of the powers conferred by the DGCL, as the same exists or may hereafter be amended, subject to any limitations contained elsewhere in this Certificate of Incorporation, the Corporation may from time to time adopt, alter, amend or repeal any provision of this Certificate of Incorporation (including, without limitation, any rights, preferences or other designations of Preferred Stock).
ARTICLE XIV
Definitions
SECTION 14.01.    Definitions. As used in this Certificate of Incorporation, the term:
(a)    “Board of Directors” is defined in the preamble.
(b)    “Bylaws” is defined in Section 8.01.
(c)    “Certificate of Incorporation” is defined in the preamble.
(d)    “Class A Common Stock” is defined in Article IV.
(e)    “Class B Common Stock” is defined in Article IV.
(f)    “Class C Common Stock” is defined in Article IV.
(g)    “Class C Conversion Date” is defined in Section 5.05.
(h)    “Common Stock” is defined in Article IV.
(i)    “Corporation” is defined in the preamble.
(j)    “Covered Person” is defined in Section 11.02.
(k)    “DGCL” is defined in the preamble.
(l)    “Disability” or “Disabled” means the permanent and total disability of a natural person such that such natural person is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner jointly selected by a majority of the Independent Directors and such natural person. If such natural person is incapable of selecting a licensed physician, then such natural person’s spouse shall make the selection on behalf of such natural person, or, in the absence or incapacity of such natural person’s spouse, such natural person’s adult children by majority vote shall make the selection on behalf of such natural person, or, in the absence of adult children of such natural person or their inability to act by majority vote, a natural person then acting as the successor trustee of a revocable living trust which was created by such natural person and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by such natural person shall make the selection on behalf of such natural person, or, in absence of any such successor trustee, the legal guardian or conservator of the estate of such natural person shall make the selection on behalf of such natural person. In the event of a dispute whether such natural person has suffered a Disability, no Disability of such natural person shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable.
(m)    “Effective Date” means the date that this Certificate of Incorporation is accepted for filing by the Secretary of State of the State of Delaware.
(n)    “Effective Time” is defined in Article IV.
(o)    “Family Member” means, with respect to any Qualified Stockholder, the spouse, domestic partner, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings of such Qualified Stockholder (including, without limitation, adopted persons of such Qualified Stockholder).
(p)    “Final Conversion Date” means the earlier of:
(i)    the date and time specified by an affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of Class B Common Stock at the time of such vote, voting separately as a class;
(ii)    the date fixed by the Board of Directors that is no less than sixty-one (61) days and no more than one hundred and eighty (180) days following the date that the number of outstanding shares of Class B Common Stock represent less than five percent (5%) of the aggregate number of shares of Class A Common Stock and Class B Common Stock then outstanding;
(iii)    the date fixed by the Board of Directors that is no less than sixty-one (61) days and no more than one hundred and eighty (180) days following the date that (A) each Founder is no longer providing services to the Corporation as an officer, employee or consultant, and (B) each Founder is not a director of the Corporation as a result of a voluntary resignation by such Founder from the Board of Directors or as a result of a written request or agreement by such Founder not to be renominated as a director of the Corporation at an annual or special meeting of stockholders;
(iv)    the date that is nine (9) months after the death or Disability of the last to die or become Disabled of the Founders; provided that such date may be extended but not for a total period of longer than eighteen (18) months from the last applicable death or Disability to a date approved by a majority of the Independent Directors then in office; or

(v)    the date that is fifteen (15) years from the consummation of the Corporation’s initial public offering of Class A Common Stock in a firm commitment underwritten offering pursuant to an effective registration statement under the Securities Act.
(q)    “Founders” means Baiju Bhatt and Vladimir Tenev, and each, a “Founder”.
(r)    “Independent Directors” means the members of the Board of Directors designated as independent directors in accordance with the Listing Standards.
(s)    “Internal Revenue Code” means United States Internal Revenue Code of 1986, as amended.
(t)    “Listing Standards” means (i) the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon or (ii) if the Corporation’s equity securities are not listed for trading on a national stock exchange, the requirements of the NASDAQ Stock Market generally applicable to companies with equity securities listed thereon.
(u)    “Original Certificate of Incorporation” is defined in the preamble.
(v)    “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
(w)    “Permitted Entity” means, with respect to any Qualified Stockholder:
(i)    any trust for the exclusive benefit of such Qualified Stockholder, one or more Family Members of such Qualified Stockholder or any other Permitted Entity of such Qualified Stockholder;
(ii)    any general partnership, limited liability company, corporation or other entity in which such Qualified Stockholder or one or more Family Members of such Qualified Stockholder, directly or indirectly through one or more other Permitted Entities of such Qualified Stockholder, owns shares with sufficient Voting Control in such entity, or otherwise has legally enforceable rights, such that such Qualified Stockholder or Family Member(s) retains sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity;
(iii)    the executor or personal representative of the estate of a Qualified Stockholder upon the death of such Qualified Stockholder solely to the extent the executor or personal representative is acting in the capacity of executor or personal representative of such estate;
(iv)    any charitable organization, foundation or similar entity established by a Qualified Stockholder, one or more Family Members of such Qualified Stockholder or any other Permitted Entity of such Qualified Stockholder, so long as such Qualified

Stockholder, Family Member(s) or Permitted Entity, as applicable, collectively have sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity and the Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such entity) to such Qualified Stockholder, Family Member(s) or Permitted Entity, as applicable; and
(v)    any Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which such Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code and has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust;
    provided that, in the case of each of subclauses (ii), (iv) and (v), in the event such Qualified Stockholder, such Family Member or such Permitted Entity, as applicable, no longer has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such entity, account, plan or trust, as applicable, each share of Class B Common Stock held by such entity, account, plan or trust, as applicable, shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock.
(x)    “Permitted Transfer” means any Transfer of a share of Class B Common Stock:
(i)    by a Qualified Stockholder to (A) any Permitted Entity of such Qualified Stockholder or (B) to one or more of such Qualified Stockholder’s Family Members;
(ii)    by a Permitted Entity of a Qualified Stockholder to (A) such Qualified Stockholder or (B) any other Permitted Entity of such Qualified Stockholder;
(iii)    by a Qualified Stockholder or any Permitted Entity of such Qualified Stockholder to another Qualified Stockholder or any Permitted Entity of such other Qualified Stockholder or
(iv)    for which consent or approval has been previously obtained or is concurrently or subsequently obtained from a majority of the Independent Directors then in office.
(y)    “Permitted Transferee” means a transferee of shares of Class B Common Stock, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer.
(z)    “Preferred Stock” is defined in Article IV.
(aa)    “Preferred Stock Designation” is defined in Section 6.01.
(bb)    “Proceeding” is defined in Section 11.02.

(cc)    “Qualified Stockholder” means (i) any registered holder of a share of Class B Common Stock as of 11:59 p.m. Eastern Time on the Effective Date; (ii) a Permitted Transferee; (iii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Corporation after the Effective Date in compliance with this Certificate of Incorporation; and (iv) each natural person who Transferred shares of or equity awards for Class B Common Stock (including, without limitation, any option or warrant exercisable or convertible into or any convertible securities that can be settled in shares of Class B Common Stock) to a Permitted Entity that is a Qualified Stockholder pursuant to subclause (i) or becomes a Qualified Stockholder pursuant to subclause (iii) of this definition.
(dd)    “Rights” means any option, warrant, restricted stock unit, restricted stock award, performance stock award, phantom stock, equity award, conversion right or contractual right of any kind to acquire or obligation of the Corporation to issue shares of the Corporation’s authorized but unissued capital stock.
(ee)    “Securities Act” means the Securities Act of 1933, as amended.
(ff)    “Transfer” of a share means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including, without limitation, by merger, consolidation or otherwise), including, without limitation, a transfer to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to the transfer of, the dispositive power or Voting Control over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock beneficially held by (i) an entity that is a Qualified Stockholder, if after 11:59 p.m. Eastern Time on the Effective Date, there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain dispositive power and exclusive Voting Control with respect to the shares held by such entity, other than a Transfer to parties that are, as of 11:59 p.m. Eastern Time on the Effective Date, holders of voting securities of any such entity or Parent of such entity, or (ii) an entity that is a Permitted Entity, if there is an act or circumstance that causes such entity to no longer be a Permitted Entity. Notwithstanding the foregoing, the following will not be considered a “Transfer”:
(i)    granting a revocable proxy to officers or directors of the Corporation at the request of the Board of Directors in connection with (A) actions to be taken at an annual or special meeting of stockholders or (B) any other action of the stockholders permitted by this Certificate of Incorporation;
(ii)     granting a proxy by a Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees to the other Founder to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees, and the exercise of such proxy by such other Founder;

(iii)    granting a proxy by a Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees to a person designated by such Founder and approved by a majority of the Independent Directors then in office, to exercise Voting Control of shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by such Founder, such Founder’s Permitted Entities or such Founder’s Permitted Transferees, or over which such Founder has Voting Control pursuant to proxy or voting agreements then in place, effective either (A) on the death of such Founder or (B) during any Disability of such Founder, including, without limitation, the exercise of such proxy by such person;
(iv)    entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock, which voting trust, agreement or arrangement (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Corporation and (B) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;
(v)    pledging shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;
(vi)    entering into a trading plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
(vii)    the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer”; and
(viii)    entering into a support, voting, tender or similar agreement, arrangement or understanding (in each case, with or without granting a proxy) in connection with a merger or consolidation of the Corporation with or into any other entity, or in the case of any other transaction having an effect on stockholders of the Corporation substantially similar to that resulting from a merger or consolidation of the Corporation; provided that such transaction and such agreement, arrangement or understanding was approved by majority of the Independent Directors then in office.
(gg)    “Voting Control” means, with respect to a share of capital stock or other security, the power (whether exclusive or shared) to vote or direct the voting of such security, including, without limitation, by proxy, voting agreement or otherwise.

(hh)    “Voting Stock” is defined in Section 8.05.
(ii)    “Whole Board” is defined in Section 8.02.
IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be executed on its behalf on this ____ day of                2021.

ROBINHOOD MARKETS, INC.
By:
Name:
Title: